Exhibit 99.1

Contacts:	Bill Hibbetts, Senior VP & CFO Pioneer Drilling Company 210-828-7689 Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

PIONEER DRILLING REPORTS RECORD

FISCAL FOURTH QUARTER 2006 RESULTS

Fourth quarter revenues were up 50% to $82.8 million

Fourth quarter earnings per diluted share increased from $0.14 to $0.36

MAY 25, 2006 – SAN ANTONIO, TEXAS – Pioneer Drilling Company (AMEX: PDC) today reported results for the three months and twelve months ended March 31, 2006, which are the fourth quarter and full-year of its fiscal year 2006.

Revenues for the fourth quarter of fiscal 2006 grew to $82.8 million, compared to revenues of $55.4 million for the fourth quarter of fiscal 2005, due to the continued strong demand for rigs in the Company’s operating markets. This 50% increase in revenues was generated by a 34% increase in average revenues per day to $17,622 per day, coupled with a 13% increase in the average number of rigs in Pioneer Drilling’s fleet to 55.3 rigs. Average drilling margin(1) per day increased 97% to $8,259 in the fourth quarter of fiscal 2006 compared to $4,202 in the fourth quarter of fiscal 2005 and sequentially increased 24% from the third quarter of fiscal 2006. Net earnings for the fourth quarter of fiscal 2006 were $18.0 million, or $0.36 per diluted share, compared to net earnings of $5.5 million, or $0.14 per diluted share, for the fourth quarter of fiscal 2005. Weighted average shares of common stock outstanding on a diluted basis increased 23% to 49.1 million shares for the fourth quarter of fiscal 2006 from 40.0 million shares for the fourth quarter of fiscal 2005.

Revenue days during the fourth quarter of fiscal 2006 increased 12% to 4,701, compared to 4,207 revenue days for the fourth quarter of fiscal 2005. In the fourth quarter of fiscal 2006, revenue days by type of contract were 4,503 for daywork contracts, zero for turnkey contracts and 198 for footage contracts. In contrast, revenue days by type of contract in the fourth quarter of fiscal 2005 were 3,005 for daywork contracts, 804 for turnkey contracts and 398 for footage contracts. Pioneer Drilling’s rig utilization rate was 95% for the fourth quarter of fiscal 2006 compared to 97% in the prior fourth quarter.

Revenues for the twelve months of fiscal year 2006 were $284.1 million, compared to revenues of $185.2 million for the twelve months of fiscal year 2005. Net earnings during the twelve months of fiscal 2006 were $50.6 million, or $1.06 per diluted share, compared to net earnings of $10.8 million, or $0.30 per diluted share, during the twelve months of fiscal 2005.

Revenue days were 18,164 during the twelve months of fiscal 2006, compared to 13,894 revenue days for the comparable period of fiscal 2005. Pioneer Drilling’s rig utilization rate for the twelve months of fiscal 2006 was 95%, compared to 96% in last year’s comparable twelve month period.

Wm. Stacy Locke, Pioneer Drilling’s President and Chief Executive Officer, stated, “We are very pleased with our results throughout our 2006 fiscal year. During the period we broadened our geographic footprint, established new customer relationships and expanded and enhanced our fleet of drilling rigs. As a result, our average drilling margin per day was 92% greater for the 2006 fiscal year compared to a year ago. With demand remaining strong, we intend to continue to expand and strengthen our market position.

“Our 13 rig new-build program remains on track and we completed the third and fourth rig in the program during the fourth quarter. The third rig is a 1500 horsepower diesel electric rig, which began operations in the Williston Basin in January. The fourth rig spudded in the Piceance Basin in March. This rig was the first of our 1000 horsepower trailer-mounted rigs, which we refer to as our “resource” rig. As of today, the fifth and sixth rig of the new-build program has been completed. A second 1000 horsepower “resource” rig began operations in southeast Oklahoma in April. In May, one of the “heavy” 1000 horsepower SCR rigs, rated to 15,000 feet, was delivered to Wyoming. Also, in late April we sold one of the lowest horsepower rigs in our fleet. This brings our marketable rig fleet to 57 rigs, with seven more new-build rigs expected to be delivered by the end of this fiscal year,” continued Mr. Locke.

“In addition to building new rigs, we have steadily performed major upgrades to rigs which we have acquired over the years. During fiscal 2006, we spent over $21 million upgrading older rigs which included material upgrades to seven rigs. We have budgeted an additional $22 million for rig upgrades in fiscal 2007.”

“As we enter our 2007 fiscal year, we have continued to pursue term contracts,” added Mr. Locke. “Presently, 65% of our fleet is operating under term contracts of six months to two years in length.”

Pioneer Drilling’s management team will be holding a conference call today, Thursday, May 25, 2006, at 11:00 a.m., Eastern time (10:00 a.m., Central), to discuss these results. To participate in the call, dial (303) 262-2055 at least 10 minutes before the conference call begins and ask for the Pioneer Drilling conference call. A replay of the call will be available approximately two hours after the call ends and will be accessible until June 1, 2006. To access the replay, dial (303) 590-3000 and enter the pass code 11060355#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing Pioneer Drilling’s Web site at http://www.pioneerdrlg.com. To listen to the live call on the Web, please visit Pioneer Drilling’s Web site at least 10 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Webcast, an archive will be available shortly after the call. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or e-mail kcroan@drg-e.com.

Pioneer Drilling provides land contract drilling services to independent and major oil and gas operators drilling wells in Texas, Louisiana, Oklahoma and in the Rocky Mountain region. Its fleet consists of 57 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet.

(1)	Drilling margin represents drilling revenues less drilling costs. The Company believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and our management. A reconciliation of drilling margin to net income is included in the operating statistics table below in this release. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

This press release contains various forward-looking statements and information that are based on management’s belief, as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding our intent to continue to expand and strengthen our market position, the anticipated timing for delivery of the rigs we are adding to our fleet, the effects of capital expenditures to upgrade our rigs and our ability to continue to obtain term contracts. Although the management of Pioneer Drilling believes that the expectations reflected in such forward-looking statements are reasonable, Pioneer Drilling can give no assurance that those expectations will prove to have been correct. Such statements are subject to various risks, uncertainties and assumptions, including, among other matters, risks and uncertainties relating to rig construction difficulties. Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in Pioneer’s filings with the Securities and Exchange Commission (“the SEC”), including the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2005 and subsequent filings with the SEC.

- Tables to Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31, 2005	March 31,		Year Ended March 31,
		2006	2005	2006	2005
Revenues:
Contract drilling	$74,459	$82,840	$55,357	$284,148	$185,247

Costs and Expenses:
Contract drilling	43,029	44,015	37,681	166,481	138,483
Depreciation	8,598	9,519	6,967	33,387	23,091
General and administrative	1,545	1,910	1,746	6,523	4,657
Bad debt expense (recovery)	25	(177)	(100)	(152)	242

Total operating costs	53,197	55,267	46,294	206,239	166,473

Operating income	21,262	27,573	9,063	77,909	18,774

Other income (expense):
Interest expense	(1)	(32)	(447)	(236)	(1,722)
Loss on early extinguishment of debt	—	—	—	—	(101)
Interest income	398	720	55	2,069	173
Other	9	32	15	71	37

Total other	406	720	(377)	1,904	(1,613)

Income before taxes	21,668	28,293	8,686	79,813	17,161

Income tax expense	(7,876)	(10,325)	(3,193)	(29,246)	(6,349)

Net earnings	$13,792	$17,968	$5,493	$50,567	$10,812

Earnings per share:
Basic	$0.30	$0.37	$0.14	$1.08	$0.31

Diluted	$0.29	$0.36	$0.14	$1.06	$0.30

Weighted average number of shares outstanding:
Basic	46,542	48,337	39,142	46,808	34,544
Diluted	47,326	49,105	40,029	47,506	37,578

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2006	March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$91,174	$69,673
Marketable securities	—	1,000
Receivables, net	35,544	26,108
Contract drilling in progress	9,620	5,365
Current deferred income taxes	990	570
Prepaid expenses	2,208	1,877

Total current assets	139,536	104,593

Net property and equipment	260,784	170,566
Other assets	358	850

	$400,678	$276,009

Liabilities and Equity
Current liabilities:
Notes payable	$—	$682
Current long-term debt	—	4,733
Accounts payable	16,041	15,622
Federal income taxes payable	6,835	196
Prepaid drilling contracts	140	173
Accrued expenses	9,616	6,860

Total current liabilities	32,632	28,266
Long-term debt	—	13,445
Other non-current liability	388	400
Deferred taxes	26,982	12,283

Total liabilities	60,002	54,394
Total shareholders’ equity	340,676	221,615

	$400,678	$276,009

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands)

(Unaudited)

	Three Months Ended
	December 31, 2005	March 31,		Year Ended March 31,
		2006	2005	2006	2005
Revenues by contract:
Daywork contracts	$67,896	$79,097	$36,720	$252,103	$95,997
Turnkey contracts	—	—	13,976	10,830	80,211
Footage contracts	6,563	3,743	4,661	21,215	9,038

Total	$74,459	$82,840	$55,357	$284,148	$185,246

Drilling costs by contract:
Daywork contracts	$37,978	$41,754	$24,015	$143,399	$68,416
Turnkey contracts	—	—	10,268	7,449	63,421
Footage contracts	5,051	2,261	3,398	15,633	6,646

Total	$43,029	$44,015	$37,681	$166,481	$138,483

Drilling margin by contract (1):
Daywork contracts	$29,918	$37,343	$12,705	$108,704	$27,581
Turnkey contracts	—	—	3,708	3,381	16,790
Footage contracts	1,512	1,482	1,263	5,582	2,392

Total	$31,430	$38,825	$17,676	$117,667	$46,763

Capital expenditures:
Rig additions	$22,595	$26,739	$10,072	$72,312	$53,341
Other	18,005	10,489	7,977	56,559	27,047

	$40,600	$37,228	$18,049	$128,871	$80,388

Reconciliation of drilling margin to net earnings:
Drilling margin	$31,430	$38,825	$17,676	$117,667	$46,763
Depreciation	(8,598)	(9,519)	(6,967)	(33,387)	(23,091)
General and administrative	(1,545)	(1,910)	(1,746)	(6,523)	(4,657)
Bad debt (expense) recovery	(25)	177	100	152	(242)
Other income (expense)	406	720	(377)	1,904	(1,612)
Income tax expense	(7,876)	(10,325)	(3,193)	(29,246)	(6,349)

Net earnings	$13,792	$17,968	$5,493	$50,567	$10,812

(1)	Drilling margins represent drilling revenues less drilling costs

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(Unaudited)

	Three Months Ended
	December 31, 2005	March 31,		Year Ended March 31,
		2006	2005	2006	2005
Average number of rigs	53.3	55.3	49.0	52.3	40.1
Utilization rate	96%	95%	97%	95%	96%

Revenue days by contract:
Daywork contracts	4,269	4,503	3,005	16,138	8,685
Turnkey contracts	—	—	804	558	4,471
Footage contracts	445	198	398	1,468	738

Total	4,714	4,701	4,207	18,164	13,894

Average revenues per day:
Daywork contracts	$15,904	$17,565	$12,220	$15,622	$11,053

Turnkey contracts	$—	$—	$17,383	$19,409	$17,940

Footage contracts	$14,748	$18,904	$11,711	$14,452	$12,247

All contracts	$15,795	$17,622	$13,158	$15,643	$13,333

Average costs per day:
Daywork contracts	$8,896	$9,272	$7,992	$8,886	$7,877

Turnkey contracts	$—	$—	$12,771	$13,349	$14,185

Footage contracts	$11,351	$11,419	$8,538	$10,649	$9,005

All contracts	$9,128	$9,363	$8,957	$9,165	$9,967

Drilling margin per day:
Daywork contracts	$7,008	$8,293	$4,228	$6,736	$3,176

Turnkey contracts	$—	$—	$4,612	$6,059	$3,755

Footage contracts	$3,398	$7,485	$3,173	$3,802	$3,241

All contracts	$6,667	$8,259	$4,202	$6,478	$3,366

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